Exhibit 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

(Dollar amounts in thousands)

	2004	2003	2002	2001	2000
Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in an accounting principle	$2,866,113	$1,313,199	$1,216,174	$925,886	$1,748,044
Add interest portion of rental expense	60,244	59,455	54,218	45,655	42,063
Deduct undistributed earnings of equity affiliates	(38,039)	9,356	(20,689)	81,083	(70,467)

Available earnings before cumulative effect of a change in accounting principle	2,888,318	1,382,010	1,249,703	1,052,624	1,719,640

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company other related subsidiaries	$822,667	$800,751	$797,071	$353,365	$352,341
Weyerhaeuser Real Estate Company and other related subsidiaries	56,841	53,215	52,926	68,887	83,556

Subtotal	879,508	853,966	849,997	422,252	435,897
Less intercompany interest	(47)	103	(800)	(924)	(568)

Total interest expense incurred	879,461	854,069	849,197	421,328	435,329
Amortization of debt expense	15,269	14,488	24,124	4,642	3,331
Interest portion of rental expense	60,244	59,455	54,218	45,655	42,063

Total fixed charges	954,974	928,012	927,539	471,625	480,723

Ratio of earnings to fixed charges	3.02x	1.49x	1.35x	2.23x	3.58x

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries

Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

(Dollar amounts in thousands)

	2004	2003	2002	2001	2000
Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in an accounting principle	$2,773,714	$1,232,651	$1,141,706	$854,436	$1,658,343
Add interest portion of rental expense	54,873	55,209	50,748	42,694	39,102
Deduct undistributed earnings of equity affiliates	(7,880)	2,340	(4,517)	(29,781)	(24,021)
Deduct undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(609,758)	(276,665)	(165,911)	(234,648)	(259,449)

Available earnings before cumulative effect of a change in an accounting principle	$2,210,949	$1,013,535	$1,022,026	$632,701	$1,413,975

Fixed charges:

Interest expense incurred	$822,667	$800,751	$797,071	$353,365	$352,341
Amortization of debt expense	15,269	14,488	24,124	4,642	3,331
Interest portion of rental expense	54,873	55,209	50,748	42,694	39,102

Total fixed charges	$892,809	$870,448	$871,943	$400,701	$394,774

Ratio of earnings to fixed charges	2.48x	1.16x	1.17x	1.58x	3.58x